Exhibit 99

Granite City Food & Brewery Ltd.
Names James G. Gilbertson as Chief Financial Officer

MINNEAPOLIS — November 29, 2007 — Granite City Food & Brewery Ltd. (NasdaqGM: GCFB), a Modern American upscale casual restaurant concept, announced today the addition of James G. Gilbertson to the company’s management team.  Mr. Gilbertson, currently a director of the company, has been elected Chief Financial Officer of the company, replacing Peter P. Hausback, who has left the company.

“I am extremely pleased to announce that Jim Gilbertson, who has served as one of our directors since 1999, has agreed to become our Chief Financial Officer,” said Steven J. Wagenheim, President and Chief Executive Officer of Granite City Food & Brewery.  “Jim and I have worked closely together in recent years in the areas of strategic growth and financing and we are fortunate to have a financial executive of his caliber joining our management team and taking on this very important position.  He has substantial experience in capital formation, financing, SEC reporting and investor relations.”

“As we approach $100 million in annualized sales, Jim Gilbertson, along with the recent addition of Darius Gilanfar, adds depth and experience for long-term steady growth as a national restaurant company.”

“I am also appreciative of the work of Peter Hausback, who served as our Chief Financial Officer since August 2006.  He contributed significantly to our growth and expansion into new markets during this period.”

Mr. Gilbertson currently serves as an executive consultant to businesses in the Twin Cities area.  From December 2005 to June 2007, he served as Vice President, Business Development and Cable Distribution, for ValueVision Media, Inc.  From January 2001 to July 2005, Mr. Gilbertson served as Chief Financial Officer of Navarre Corporation, a major distributor of entertainment products.  Mr. Gilbertson will continue as a non-independent member of the company’s board.  He will no longer serve on the company’s audit committee.  Bruce H. Senske, a member of the audit committee, will succeed Mr. Gilbertson as the Company’s audit committee financial expert.

About Granite City Food & Brewery Ltd.

Granite City Food & Brewery Ltd., is a Modern American upscale casual restaurant chain that operates 22 restaurants in 10 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Forward-Looking Statements

Certain statements made in this press release of a non-historical nature constitute

“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2007.

Additional information about Granite City Food & Brewery can be found at the company’s website (www.gcfb.net ).

CONTACT:                               Steven J. Wagenheim

President and Chief Executive Officer
(952) 215-0678